Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2021, except for the share split described in note 33 as to which the date is May 11, 2021, in the Amendment No.1 to Form F-1 Registration Statement (No. 333-255344) and related Prospectus of Oatly Group AB dated May 11, 2021.

/s/ Ernst & Young AB

Stockholm, Sweden

May 11, 2021